Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
U.S. Subsidiaries

Name of Subsidiaries	State of Organization	Trade Names
Penn Wilson CNG, Inc.	Delaware	None
Penn CNG Holdings, Inc.	Delaware	None
Penn Octane International, L.L.C.	Delaware	None
Rio Vista Energy Partners L.P.	Delaware	None
Rio Vista GP LLC	Delaware	None
Rio Vista Operating GP LLC	Delaware	None
Rio Vista Operating Partnership L.P.	Delaware	None
Foreign Subsidiaries

Jurisdiction of
Name of Subsidiaries	Organization	Trade Names
PennWill, S.A. de C.V.	Mexico	None
Camiones Ecologicos, S.A. de C.V.	Mexico	None
Grupo Ecologico Industrial, S.A. de C.V.	Mexico	None
Estacion Ambiental, S.A. de C.V.	Mexico	None
Estacion Ambiental II, S.A. de C.V.	Mexico	None
Serinc, S.A. de C.V.	Mexico	None
Penn Octane de Mexico, S. de R.L. de C.V.	Mexico	None
Termatsal, S. de R.L. de C.V.	Mexico	None
Foreign Consolidated Affiliate

Jurisdiction of
Name of Affiliate	Organization	Trade Names
Tergas, S. de R.L. de C.V.	Mexico	None

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